Wynn Resorts Calls for Redemption

All of Its 6% Convertible Subordinated Debentures Due 2015

June 15, 2007 Las Vegas, NV--(BUSINESS WIRE)—Wynn Resorts, Limited (NASDAQ: WYNN) announced today that it has called for redemption on July 20, 2007, all of the $250 million outstanding principal amount of its 6% Convertible Subordinated Debentures due 2015 (the “Debentures”).

Prior to 5:00 p.m., New York City time, on July 20, 2007, holders may convert their Debentures into shares of Wynn Resorts common stock at a conversion price of $23.00 per share (a conversion rate of approximately 43.4782 shares per $1,000 principal amount of Debentures) by following the instructions set forth in the indenture governing the Debentures. Cash will be paid in lieu of fractional shares. On June 14, 2007, the last reported sale price of Wynn Resorts common stock on the Nasdaq Global Select Market was $94.67 per share.

Any of the Debentures not converted prior to 5:00 p.m., New York City time, on July 20, 2007, will be automatically redeemed by Wynn Resorts on July 20, 2007, for cash in the amount of $1,036 per $1,000 principal amount of the Debentures, plus accrued and unpaid interest up to but not including July 20, 2007. No further interest will accrue on the Debentures on or after July 20, 2007.

A Notice of Redemption is being mailed by U.S. Bank National Association, the Trustee, Conversion Agent and Paying Agent for the Debentures, to all registered holders of the Debentures. Copies of the Notice of Redemption may be obtained from U.S. Bank National Association by calling Ray Haverstock at (651) 495-3909. The address of U.S. Bank National Association is 60 Livingston Avenue, St. Paul, Minnesota 55107.

About Wynn Resorts

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the NASDAQ-100 Index. Wynn Resorts owns and operates Wynn Las Vegas (www.wynnlasvegas.com), a luxury hotel and destination casino resorts located on the Las Vegas Strip. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets;

an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space. On September 6, 2006, Wynn Macau, a destination casino resort in the Macau Special Administrative Region of the People's Republic of China, opened. Wynn Macau currently features 600 deluxe hotel rooms and suites; approximately 256 table games and 477 slot machines in approximately 110,000 square feet of casino gaming space; casual and fine dining in four restaurants; approximately 26,000 square feet of retail space; a health club, pool and spa, along with lounges and meeting facilities.

Forward-looking Statements

This release contains forward-looking information. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, Wynn Resorts' brief operating history, Wynn Resorts' dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect Wynn Resorts' financial results is included in Wynn Resorts' Annual Report on Form 10-K for the year ended December 31, 2006 and Wynn Resorts' other periodic reports filed with the Securities and Exchange Commission. Wynn Resorts is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

CONTACT AT WYNN RESORTS:

Samanta Stewart, (702) 770-7555

investorrelations@wynnresorts.com

SOURCE: Wynn Resorts, Limited

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